Exhibit 99.1

Mike Salvino Joins DXC Technology Board of Directors

Tysons, Va., May 23, 2019 – DXC Technology (NYSE: DXC), the world’s leading independent, end-to-end IT services company, today announced that Michael J. Salvino has joined the DXC Technology board of directors.

“We are very pleased to attract an individual of Mike’s caliber to serve on our board,” said Mike Lawrie, DXC’s chairman, president and chief executive officer. “His deep understanding of sales, account management, machine learning and operations will make an invaluable contribution in the pursuit of our mission to lead digital transformations for our global clients.”

Salvino serves as a Managing Director at Carrick Capital Partners where he is directly involved with Carrick's portfolio companies and in sourcing new investments, growing and managing large scale tech enabled services businesses, specifically business process outsourcing (BPO), security and machine learning. A recognized ML industry expert with experience running and building companies, he brings broad expertise and perspective to the DXC Technology board that includes operations, digital, artificial intelligence and security.

Prior to joining Carrick, Salvino served as group chief executive of Accenture Operations at Accenture plc since 2014 where he led a team of consulting and outsourcing professionals focused on providing BPO, infrastructure, security, and cloud services to deliver business value and drive productivity and digital improvements for clients. Prior to that, he served as group chief executive of Business Process Outsourcing at Accenture Plc since 2009. Previously, he held leadership roles in the HR outsourcing business at Aon/Hewitt LLC and Exult Inc.

Salvino is a board member and executive chairman of Infinia ML, an advanced machine learning company, and an active member of the board of Exiger, the leading provider of technology-enabled regulatory, financial crime, risk and compliance solutions. He is also a board member of the foundation for Atrium, the largest Healthcare system in the Carolinas, where he serves on their Investment Oversight Committee for both the hospital and foundation.

Salvino graduated from Marietta College with a Bachelor of Science degree in industrial engineering, where he serves on the Board of Trustees and is Chair of the Investment Committee. He is also a member of the Board of Visitors of the Duke University Pratt School of Engineering.

About DXC Technology

As the world's leading independent, end-to-end IT services company, DXC Technology (NYSE: DXC) leads digital transformations for clients by modernizing and integrating their mainstream IT, and by deploying digital solutions at scale to produce better business outcomes. The company’s technology independence, global talent, and extensive partner network enable 6,000 private and public-sector clients in 70 countries to thrive on change. DXC is a recognized leader in corporate responsibility. For more information, visit dxc.technology and explore THRIVE, DXC’s digital destination for changemakers and innovators.

DXC Technology Contacts:

•	Rich Adamonis, Corporate Media Relations, +1 862.228.3481, radamonis@dxc.com

•	Jonathan Ford, Investor Relations, +1 703.245.9700, jonathan.ford@dxc.com